CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BioVie, Inc. on Form S-3 to be filed on or about March 31, 2023, of our report dated September 27, 2022, on our audits of the financial statements as of June 30, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed September 27, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 31, 2023